 Vertex Energy 8-K

Exhibit 10.2

**************************************************

MATERIAL BELOW MARKED BY AN “***” HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

**************************************************

BASE OIL SALES AGREEMENT

THIS BASE OIL SALES AGREEMENT, (this “Agreement”) is made on this 29th, day of January, 2016 (the “Effective Date”), by and between Vertex Energy Operating, LLC, a Texas limited liability company with its principal place of business located at 1331 Gemini Street, Suite 250, Houston, Texas 77058 and its affiliates and subsidiaries (collectively, “Purchaser”) and Safety-Kleen Systems, Inc., a Wisconsin corporation with its principal place of business located at 2600 North Central Expressway, Suite 400, Richardson, Texas 75080 and its affiliates and subsidiaries (collectively, “Safety- Kleen” and, together with Vertex, the “Parties”).

The following paragraphs set forth the general terms and conditions under which Purchaser will purchase from Safety-Kleen and Safety-Kleen will supply to Purchaser base oils and other finished lubricants of the type specified in Exhibit A (the “Product”).

1.                  TERM:

Subject to the provisions hereof, this Agreement shall have a term of five (5) years from the date hereof (the “Initial Term”) and shall automatically renew for additional subsequent one (1) year terms (each a “Renewal Term”) unless a Party provides the other Party with ninety (90) days prior written notice to the other Party that it desires not to renew this Agreement (such Initial Term plus the Renewal Terms, if applicable, the “Term”).

2.                  PRODUCT AND QUANTITY/ VOLUME COMMITMENT:

During the Term, Safety-Kleen agrees to sell to Purchaser, and Purchaser agrees to purchase from Safety-Kleen, the Product up to the maximum quantities set forth in Exhibit B (the “Volume Commitment”) and at the locations specified herein or otherwise mutually agreed by the Parties in accordance with the terms of this Agreement.

Safety-Kleen shall have no obligation to sell or deliver more than 95% of the Volume Commitment of any Product.

In the event Purchaser seeks to purchase Product in excess of the Maximum Annual Volume Commitment (as specified in Exhibit B) in any given year, written notice of request by Purchaser to purchase such additional Product must be given ninety (90) days prior to desired purchase date. Safety-Kleen has the right to accept or not accept request, upon timely notice.

3.                  FORECAST:

During the Term, Purchaser will provide Safety-Kleen with a Product forecast each month that details its requirements for the next two (2) months (the “Forecast”). The Forecast will be by Product type, including by contracted grade and volume, and will define planned shipments for each month in the Forecast. If Purchaser fails to provide the Forecast in any month during the Term, then the Forecast for such month shall be equivalent to the last monthly Forecast provided by Purchaser; provided, however, if Purchaser shall have failed to deliver a Forecast for six consecutive months, then Safety-Kleen, at its sole discretion, may elect to terminate this Agreement.

4.                  SPECIFICATIONS:

The Product shall meet Safety-Kleen’s current specifications for the Product as disclosed in advance to Purchaser or the specifications provided upon request by Purchaser (the “Specifications”). If any Product does not meet the Specifications, Purchaser shall have the right to reject or revoke its acceptance of such Product.

5.                  PRICING:

The price at which Safety-Kleen shall invoice Purchaser for Product sold and delivered hereunder for shipping shall be as specified in Exhibit C.

6.                  PAYMENT:

Payment is due within thirty (30) days from the date of the bill of lading.  Safety-Kleen and Purchaser agree that, in the event Purchaser fails to make payment when due, an amount equal to 1.5% per month (18% per annum) or the maximum amount allowed by law, whichever is greater, will be added to all amounts outstanding beyond the due date.  In order to assure timely payment, Purchaser agrees to notify Safety-Kleen within a reasonable time after receipt of the invoice of any questions concerning an invoice charge.  All payments from Purchaser shall be made through an Electric Funds Transfer (EFT) account. Safety-Kleen, in its sole discretion, reserves the right to change credit amounts extended to Purchaser to the extent it is reasonable to do so under the circumstances.  If amounts owed to Safety-Kleen by Purchaser exceed allowed credit amounts, Safety-Kleen further reserves the right to require certain shipments be paid on a C.O.D. basis until Purchaser’s outstanding balances are reduced within established credit terms.

7.                  ORDERING:

Orders must be placed in full rail car or truck load quantities. The minimum order for one rail car is 22,000 gallons. The minimum order lead time (the interval between the day an order is received and the day such order is delivered to the applicable carrier for shipping) is seven (7) business days. Orders must be placed by Purchaser with Safety-Kleen’s Customer Service department at (800) 421-6841.

8.                  TRANSPORTATION AND DELIVERY:

The pricing specified in Section 5 does not include transportation fees. All transportation to Purchaser’s location shall be billed as a separate line item on the invoice. Freight charges will be based on mode of transportation, which is at the election of Purchaser. Safety-Kleen shall sell, and Purchaser shall buy, the Product F.O.B. Origin, freight prepaid as specified in Exhibit B.

Safety-Kleen shall arrange for shipping by rail or truck carrier to Purchaser’s agreed upon facilities. Purchaser shall pay demurrage at a rate of seventy five dollars ($75) per day beginning on day eight (8) after the rail carrier notifies Purchaser of the rail car’s arrival for delivery at the receiving facility and at one hundred fifty dollars ($150) per day beginning on day thirty (30) until the empty railcar is released.

Any claims for shortage in quantity or deficiency in quality shall be waived unless Purchaser gives Safety-Kleen notice of the claim in writing within ten (10) business days of delivery. Such notice shall set forth in reasonable detail the facts on which Purchaser’s claim is based, and Safety-Kleen (and/or its representatives) shall be given full opportunity to inspect, measure and test the Product and alleged deficiencies. Safety-Kleen tank gauge, rail strapping chart and/or scale ticket readings, which Safety-Kleen represents will be accurate in all material respects, will be used to determine delivered quantity which shall be conclusive and binding on both Parties. To support deficiency of quality claims, Purchaser must submit to Safety-Kleen in a timely manner, appropriate retained samples (4 ounce minimum).

Notwithstanding a delivery date stated on a purchaser order, Safety-Kleen makes no guaranty as to the date of delivery of any order and, subject to the last sentence of this paragraph, Purchaser shall have no recourse against Safety-Kleen based on a failure to meet a stated delivery date. Safety-Kleen, however, agrees to make all reasonable efforts to deliver the Product to Purchaser in a timely manner. Notwithstanding the foregoing, in the event Safety-Kleen fails to deliver any order for Product from Purchaser within 3 days of the delivery date stated on a purchaser order, then (a) Purchaser shall be entitled to obtain equivalent Product from a third party source and such volume of Product shall reduce Purchaser’s Volume Commitment obligation hereunder in an amount equivalent to such third party procured product, (b) Safety-Kleen shall be responsible for any incremental increase in costs incurred by Vertex related thereto and (c) Safety-Kleen shall accept return of such late Product at no cost to Purchaser.

9.                  INSPECTIONS:

Each delivery of Product shall be inspected by Purchaser for damage or defects and to verify that they meet the Specifications in accordance with the provisions of Section 8 above. Purchaser will notify Safety-Kleen as provided in Section 8 above if any Product is damaged or does not meet Specifications. Purchaser’s only remedy in the event of non-conformity will be to return the Product to Safety-Kleen (at Safety-Kleen’s expense) and receive a refund of the purchase price paid, and, additionally, Purchaser shall be entitled to procure alternative quantities of the Product from third party sources in accordance with the terms set forth in the last paragraph of Section 8 above.

10.              TITLE AND RISK:

Upon loading, title to the Product and its risk of loss shall pass to Purchaser, subject to any interest of Safety-Kleen reserved to secure Purchaser’s payment or performance.

11.              WARRANTIES:

Safety-Kleen expressly warrants that at the time of transfer of title, Safety-Kleen shall (A) hold full and unencumbered legal and equitable title to the Product, and (B) have full right, authority and power to transfer and convey such title to Purchaser and to effect delivery of the Product to Purchaser. Additionally, Safety-Kleen expressly warrants that at the time of transfer of title the Product shall conform to the Specifications. OTHER THAN THE FOREGOING, THERE ARE NO GUARANTEES OR WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS OR SUITABILITY OF THE PRODUCT FOR ANY PARTICULAR PURPOSE. THERE ARE NO OTHER ORAL OR WRITTEN GUARANTEES OR WARRANTIES EXCEPT AS PROVIDED HEREIN. PURCHASER’S SOLE AND EXCLUSIVE REMEDIES AGAINST SAFETY-KLEEN FOR ANY LIABILITY WITH RESPECT TO THE PRODUCT, WHETHER ANY CLAIM FOR RECOVERY IS BASED UPON OR ARISES OUT OF THEORIES OF CONTRACT, TORT OR OTHERWISE SHALL BE REFUND OF THE PURCHASE PRICE. IN NO EVENT SHALL SAFETY-KLEEN BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER BASED IN CONTRACT, WARRANTY, INDEMNITY OR TORT, NEGLIGENCE OR STRICT LIABILITY.

Purchaser expressly warrants THAT PRODUCT Purchased from Safety-Kleen will not be resold to Safety-Kleen’s existing BASE OIL Customers.

Neither Party shall be liable to the other for indirect, incidental, consequential, or special damages, including but not limited to loss of use and lost profits.

12.              DISCLAIMER TO SUPPLY AND DELIVERY:

Failure (in whole or in part) or delay on the part of either Party in the performance of any of the obligations imposed upon such Party hereunder, except for the payment for Product previously received, shall be excused and such Party shall not be liable for damages or otherwise on account thereof, when such failure or delay is the direct or indirect result of any cause beyond the reasonable control of such Party, whether or not existing at the date hereof, and whether or not reasonably within the contemplation of the Parties at the date hereof (each a “Force Majeure Event”), including, without limitation, fire, labor dispute, embargo, material shortage, acts of God, or acts of any government, whether national, state, municipal or otherwise.  If, for any reason, Safety-Kleen is unable to make deliveries to all of its customers, its failure in whole or in part to make deliveries to Purchaser, while delivering to others, shall not be a breach of this Agreement.  In such event, Safety-Kleen will prorate its available supply of product on an equitable basis to Purchaser.  The applicable Party shall make every commercially reasonable effort to eliminate and/or correct the effect of such Force Majeure Event as completely and rapidly as is reasonably possible. Upon cessation of such cause or causes for any such failure or delay, performance under this Agreement shall be resumed, but such failure or delay shall not extend the Term of this Agreement, nor obligate either Party to make up deliveries or receipts, as the case may be.  Nothing herein contained shall excuse Purchaser from paying Safety-Kleen, when due, any amounts payable for any conforming Product sold and delivered to Purchaser hereunder.

13.              EXPORT CONTROL:

Purchaser represents, covenants and warrants to Safety-Kleen that neither it nor any of its officers or employees will engage in or facilitate the export or re-export of any Product, any other Safety-Kleen products or any other product incorporating any Safety-Kleen products purchased from Safety-Kleen or from a third Party:

a)	to Cuba, Iran, North Korea, Syria or to any other country subject to a U.S. trade embargo;

b)	to any person or entity found on lists of restricted or denied parties maintained by the U.S. government, including the Denied Persons List, the Specially Designated Nationals List, the Unverified List, the Entity List and the Debarred List; or

c)	subject to any other U.S. export control restriction (except with necessary licenses and approvals).

Purchaser shall take all reasonable steps necessary to require its consultants, agents and employees to comply with the above representations, covenants and warranties. Purchaser agrees that it will notify Safety-Kleen in writing immediately of the occurrence of any event which contravenes any of the foregoing representations, covenants and warranties.

14.              ASSIGNMENT:

Neither Party shall assign its rights and obligations hereunder directly or indirectly without prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign its rights and obligations hereunder to an affiliate of such Party provided that the credit worthiness of such affiliate is not materially weaker than the credit worthiness of the assignor.

15.              AMENDMENT:

No amendment to, or modification, waiver or discharge of, any provision of this Agreement shall be binding on either Party unless in writing and signed by authorized representatives of both Parties.

16.              TERMINATION:

Either Party may terminate this Agreement if the other Party fails to perform in accordance with this Agreement and the defaulting Party fails to correct such default within thirty (30) days of written notice of default by the non-defaulting Party; provided, however, (i) either Party may terminate this Agreement at its sole option immediately if the other Party is liquidated, dissolved, or has a change of ownership or control; (ii) Safety-Kleen may terminate this Agreement at its sole option if Purchaser fails to pay Safety-Kleen when due any amounts hereunder and such failure continues for fifteen (15) days after written notice from Safety-Kleen; (iii) either Party may terminate this Agreement at its sole option immediately if the other Party voluntarily files a petition for bankruptcy for reorganization or to effect a plan or other arrangements with creditors or is adjudicated bankrupt or insolvent; (iv) and Safety-Kleen may terminate this Agreement at its sole option if Purchaser fails or refuses to accept delivery of the conforming Product as agreed herein or refuses any further deliveries without required notice.

17.              CONFIDENTIALITY:

Safety-Kleen and Purchaser, and their respective affiliates, officers, directors, employee and agents (“Representatives”), shall treat and maintain as confidential property, and not use for its own benefit or disclose to others during the term of this Agreement and for a period of ten (10) years thereafter, except as is necessary to provide the Products and any related services hereunder, any information (including any technical information, experience or data) regarding products, pricing, plans, programs, plants, processes, costs, equipment, operations, or such Party’s vendors, suppliers and customers, or the chemical composition, quantity or analysis of the Product, the terms of this Agreement or the existence of this Agreement (collectively, “Confidential Information”), which may be disclosed by a Party (the “Disclosing Party”) to, or come within the knowledge of, the other Party (the “Receiving Party”), its respective Representatives in the performance of this Agreement, without the Disclosing Party’s prior written consent.

The provisions of this section shall not apply to any Confidential Information which: (a) has been published and has become part of the public domain other than by wrongful acts or omissions of Receiving Party, its employees and agents; (b) has been furnished or made known to the Receiving Party, its employees or agents, by third parties (other than those acting directly or indirectly for or on behalf of Receiving Party) as a matter of legal right and without restriction on disclosure; (c) was in Receiving Party’s possession prior to disclosure by the Disclosing Party and was not acquired by Receiving Party, its employees and agents directly or indirectly from the Disclosing Party; or (d) is required by law or by any governmental regulatory authority to be disclosed; provided the Receiving Party gives the Disclosing Party sufficient notice of such anticipated disclosure so that the Disclosing Party might, at Disclosing Party’s expense, seek a protective order or other remedy it deems appropriate to prevent disclosure of the Confidential Information.

The Parties agree to exercise the same degree of care and discretion to avoid unauthorized disclosure, publication or dissemination of all of the other Party’s Confidential Information as the Party exercises to protect its own confidential information, being no less than a reasonable degree of care.

The obligations of this Section 17 shall survive for a period of five (5) years after termination of this Agreement. Notwithstanding anything herein to the contrary, breach of the obligations set forth in this Section 17 shall give rise to immediate termination.

18.              NOTICES:

All notices and communications required or permitted to be given hereunder shall be considered to be given and received in all respects when personally delivered or sent by facsimile or sent by reputable overnight courier service or three (3) days after being deposited in the United States mail, certified, postage prepaid and return receipt requested to the following addresses:

Purchaser:

Vertex Energy Operating, LLC

1331 Gemini Street, Suite 250
Houston, TX 77058

Attn: Benjamin P. Cowart, President and CEO

Safety-Kleen:

Safety-Kleen Systems Inc

2600 N. Central Expressway

Suite 400

Richardson, TX 75080

With a copy to:

Clean Harbors Inc.

42 Longwater Drive

P.O. Box 9149

Norwell, MA 02061-9149

Attn: General Counsel (Urgent Contract Matter)

19.  GOVERNING LAW:

This contract shall be governed by and construed in accordance with Texas law without regard to conflicts of law rules. The Parties consent to the exclusive jurisdiction of the state and federal courts located in the state of Texas with regard to all disputes hereunder.

20.  WAIVER:

Any waiver by either Party of any provision or condition of this Agreement shall not be construed or deemed to be a waiver of any other provisions or conditions.

21.  SEVERABILITY:

If any section of this Agreement shall be found to be unenforceable, such finding shall not affect the enforceability of any other section or the Agreement as a whole.

22.  ENTIRE AGREEMENT:

This Agreement and the attachments hereto, constitute the entire agreement between Purchaser and Safety-Kleen related to the purchase of the Product and shall be deemed effective on the date signed by the Party executing this Agreement last. Should any discrepancy exist between this Agreement and any supporting documents, such as Purchaser’s request for Product and Product receipts, the terms and conditions of this Agreement shall control. The Parties agree that preprinted terms and conditions on a purchase or work order shall be of no force and effect, even if signed by both Parties. No modification of this Agreement shall be binding on Safety-Kleen or Purchaser unless in writing and signed by both Parties.

23.  COUNTERPARTS:

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same document. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have caused this Base Oil Sales Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SAFETY-KLEEN SYSTEMS, INC.		VERTEX ENERGY OPERATING, LLC:

By:	/s/ James M. Rutledge	By:	/s/ Benjamin P. Cowart

Its:	Executive Vice President	Its:	President and Chief Executive Officer

Date:	January 29, 2016	Date:	January 29, 2016

Exhibit A

Description of Product (Base Oils and Finished Lubricants)

Finished Lubricants:

15 W 40

5 W 20

5 W 30

10 W 30

10 W 30 HD

AW 32

AW 46

AW 68

UTF

ATF Dexron/Mercon

Base Oils:

[see attachment beginning on next page]

Safety-Kleen. PROTECTION·CHOICES·PEOPLE MAKE GREEN WORK

SAFETY-KLEEN® BASE OIL PRODUCTS AND FLUIDS

Safety-Kleen
BASE OIL PRODUCTS

BASE OIL

SAFETY-KLEEN® Base Oil serves the needs of industrial and automotive customers requiring the highest quality Group II+ and API Group II paraffinic base oil.

These high quality products easily allow you to optimize additives to meet performance objectives, lowering blending costs and eliminating compensation issues, while gaining improved performance of final oil and lubricant products.

TYPICAL PROPERTIES

SAFETY-KLEEN®	METHOD	RHT70	RHT120	RHT240
Kinematic Viscosity				
cSt @ 40°C	ASTM D7279	12.7	24.8	43.4
cSt @ 100°C	ASTM D7279	3.0	4.8	6.9
Viscosity Index	ASTM D2270	94	112	116
Color	ASTM D1500	L 0.5	L 0.5	L 1.5
Appearance	Visual	Clear & Bright	Clear & Bright	Clear & Bright
Specific Gravity (60°F)	ASTM D4052	0.849	0.849	0.854
Flash Point, °C	ASTM D92	196	228	250
Pour Point, °C	ASTM D5949	-21	-18	-15
Cold-Cranking Simulator				
@ -25°C, cP	ASTM D5293	800	1730	4950
@ -20°C, cP	ASTM D5293	–	960	2650
Evaporative Loss, NOACK, wt%	ASTM D5800	–	12.2	5.3
Volatility @ 371°C, wt%	ASTM D2887	–	3.9	1.4
Sulfur, µg/g	ASTM D5185	< 300	< 300	< 300
Polycyclic Aromatics, wt%	IP 346	< 3.0	< 3.0	< 3.0
Modified Ames Assay	ASTM E1687	MI < 1	MI < 1	MI < 1

Notes: Values shown above are representative of current production and may vary within product ranges Rev. [illegible]

Safety-Kleen Systems, Inc., a Clean Harbors Company | www.safety-kleen.com | Customer Service 1-800-525-5739

**************************************************

MATERIAL BELOW MARKED BY AN “***” HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

**************************************************

Exhibit B

VOLUME COMMITMENT:

Maximum Annual Volume Commitment: *** U.S. gallons

Maximum Quarterly Volume Commitment: *** U.S. gallons

PICKUP:

At the option of Purchaser, to the extent the applicable Product is produced and available from such location, either:

–          FOB East Chicago;

–          FOB Breslau; or

–          FOB Newark/Bango.

Exhibit C – Pricing

The price at which Safety-Kleen shall invoice Purchaser for Product sold and delivered hereunder for shipping shall be a price equal to ***. Purchaser shall be responsible for all taxes, if any, applicable to the sale of the Product contemplated herein, which taxes are not included in the pricing specified herein. Safety-Kleen shall invoice Purchaser at the time the Product is delivered to the destination point for such Product.